Clearant, Inc. Reports Record Preliminary 4th Quarter 2007 Direct Distribution
Revenue Results

4th Quarter Revenue Increases 100% vs 3rd Quarter Results

LOS ANGELES, CA—(MARKET WIRE)—March 18, 2008 – Clearant, Inc. (OTC BB: CLRA), owner of the Clearant Process® designed to substantially reduce all types of pathogens in biological products including HIV, today announced that revenues for the 4th quarter period ending December 31, 2007 increased 100% to $0.32 million compared to $0.16 million in the 3rd quarter 2007.

Direct distribution revenue grew to a record $0.26 million for the 4th quarter of 2007 compared to $0.14 million in the 3rd quarter of 2007, an 85.7% increase. Revenues from licensing and contract research, activities increased to $65,000 in the 4th quarter 2007 compared to $24,000 in the 3rd quarter 2007.

Clearant will provide more detailed information about its fourth quarter and full year 2007 results after filing its Annual Report due on March 31, 2008.

About Clearant, Inc.

Clearant, Inc. is a leader in pathogen inactivation for biological products. Clearant has developed the patent-protected Clearant Process®, which substantially reduces all types of bacteria and viruses in biological products while maintaining the functionality of the underlying tissue implant or protein. The Company has distributed implants sterilized by the Clearant Process® directly to surgeons, hospitals and clinics since June 2006. In addition, Clearant licenses the Clearant Process®, and provides its patented sterilization services, to tissue banks and other biological products manufacturers. To date more than 8,000 patients have been successfully implanted with Clearant Process® sterile implants supplied by one of the Company’s licensed partners. The Clearant Process®, unlike its various competitors, is applied in the final packaging and reduces all types of pathogens for products across many market segments including tissue implants, plasma proteins, recombinant products, medical devices and blood products. For more information, please visit www.clearant.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Contact:
Clearant, Inc.
Jon Garfield
Chief Executive Officer
310-479-4570
www.clearant.com